Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS RECEIVES PATENT ALLOWANCE FOR USE

OF HALOGENATED XANTHENES IN PHARMACEUTICAL COMPOSITIONS AND AS

MEDICAMENTS

Allowed Compounds Based on Patented Process Used for Synthesis of Rose Bengal

KNOXVILLE, TN, July 18, 2016 —Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), today announced that it has received a Notice of Allowance from the U.S. Patent and Trademark Office covering additional aspects of its process for synthesizing halogenated xanthenes, the family of compound to which rose bengal belongs. The allowed claims cover use of certain halogenated xanthenes in pharmaceutical compositions and as medicaments.

Eric Wachter, CTO of Provectus, explained, “The allowed subject matter originates from a divisional application, or so-called ‘daughter’ case, derived from the original, ‘parent’ case that led to issuance of U.S. Patent 8,530,675 in September, 2013. That parent case covers our novel process for synthesizing rose bengal and related analogs. This daughter case confers protection to use of a wide range of those analogs in or as therapeutic products. This subject matter was described in the parent filing, but since it covers a different patent classification than that which formed the basis for the initial set of claims issued in the ‘675 patent, it was necessary to seek protection as a divisional application. This allowance represents complementary protection to that afforded by the ‘675 patent.”

Wachter continued, “Since the daughter case covers pharmaceutical use of novel rose bengal analogs that can be made using our patented synthesis process, it provides a significant potential commercial lifetime for these analogs. Such patent strategy is common in our industry, building on original innovation by allowing value to be derived from next generation pharmaceutical products, thereby driving further innovation.”

Peter Culpepper, Interim CEO of Provectus, remarked, “This patent allowance speaks to the first and second pillars in our value proposition: our intellectual property and our control of the drug supply chain. We have a robust portfolio of patents related to the production of PV-10, and this allowance extends the value of that to potential future products that build on the work we’ve put into PV-10.”

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Culpepper added, “Earlier this year, we received U.S. Patent No. 9,273,022, which extends the scope of protection of the manufacturing process conferred by our September 2013 patent to include coverage of the use of alternative raw material in manufacturing halogenated xanthenes, including rose bengal, the active pharmaceutical ingredient (API) in PV-10. That patent, which is wholly owned by Provectus and conferring coverage to at least 2031, provides further protection around our proposed commercial process for manufacturing PV-10. Investigational drug product generated using this proprietary technology is being used in all ongoing clinical trials of PV-10, including the pivotal phase 3 trial in melanoma (NCT02288897).”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals is investigating new therapies for the treatment of skin cancer, liver cancer and breast cancer. Provectus’ investigational oncology drug, PV-10, is an ablative immunotherapy under investigation in solid tumor cancers. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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